                         ADVANCED ACCESSORY SYSTEMS, LLC
           EXHIBIT 12.1 - STATEMENT REGARDING COMPUTATION OF RATIOS -
                           FIXED CHARGE COVERAGE RATIO
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                     DECEMBER 31,
                                                                     2001               2000              1999
                                                                 -------------      ------------      ------------
Pre-tax income from
  continuing operations.....................................     $      2,996       $      7,515      $      5,395
                                                                 ------------       ------------      ------------

Fixed Charges:
  Interest expense and amortization
   of debt discount and premium on all
   indebtedness.............................................            17,684             17,950            17,453

Rentals (1).................................................             2,713              2,711             1,390
                                                                 -------------      -------------     -------------

Total fixed charges.........................................            20,397             20,661            18,843
                                                                 -------------      -------------     -------------

Earnings before income taxes,
  minority interest and fixed charges.......................     $      23,393      $      28,176     $      24,238
                                                                 =============      =============     =============

Ratio of earnings to fixed charges..........................             1.15x              1.36x             1.29x
                                                                 =============      =============     =============


----------

     (1) Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.



                                       62